Exhibit 4.11

SELLER AGREEMENT

SELLER AGREEMENT (this “Agreement”), dated as of October 24, 2012, by and among AMERICAN EXPRESS CENTURION BANK (together with its successors and assigns, “Centurion”), a Utah industrial bank, AMERICAN EXPRESS BANK, FSB (together with its successors and assigns, “FSB”), a federal savings bank, AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. (together with its successors and assigns, “TRS” and, together with Centurion and FSB, the “Account Owners”), a New York corporation, and AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION VIII LLC (“RFC VIII”), a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, TRS and Centurion have entered into a Receivables Purchase Agreement (the “Centurion Receivables Purchase Agreement”), dated as of October 24, 2012, pursuant to which TRS will purchase from Centurion, from time to time, certain Receivables as defined therein existing or arising in designated charge accounts owned by Centurion;

WHEREAS, TRS and FSB have entered into a Receivables Purchase Agreement (the “FSB Receivables Purchase Agreement”), dated as of October 24, 2012, pursuant to which TRS will purchase from FSB, from time to time, certain Receivables as defined therein existing or arising in designated charge accounts owned by FSB;

WHEREAS, RFC VIII and TRS have entered into a Receivables Purchase Agreement (the “TRS Receivables Purchase Agreement” and, together with the Centurion Receivables Purchase Agreement and the FSB Receivables Purchase Agreement, the “Receivables Purchase Agreements”), dated as of October 24, 2012, pursuant to which RFC VIII will purchase from TRS, from time to time, certain Receivables as defined therein existing or arising in designated charge accounts owned by TRS, FSB and Centurion;

WHEREAS, it is contemplated that the Receivables purchased under the TRS Receivables Purchase Agreement will be transferred by RFC VIII to the American Express Issuance Trust II (the “Trust”) under and in accordance with the terms of the Transfer Agreement, dated as of October 24, 2012, among RFC VIII, the Trust, and The Bank of New York Mellon, as Indenture Trustee (in such capacity, the “Indenture Trustee”);

WHEREAS, RFC VIII intends to cause the Trust to issue notes (the “Notes”) pursuant to the Indenture, dated as of October 24, 2012, between the Trust and the Indenture Trustee, as supplemented by indenture supplements; and

WHEREAS, capitalized terms used herein and not otherwise defined herein have the meaning assigned to such terms in the applicable Receivables Purchase Agreement.

NOW, THEREFORE, it is hereby agreed by and among each Account Owner and RFC VIII as follows:

1. (a) The provisions of this paragraph shall apply prior to the Section 941 Effective Date. From and after the Closing Date, the Account Owners shall retain an economic interest in a material portion, defined as not less than five percent, of the credit risk of the Receivables. This retained interest may be either in the form of an interest of not less than five percent in each of the credit tranches sold or transferred to the investors or in a representative sample of the Receivables equal to not less than five percent of the principal amount of the financial assets at transfer. This retained interest shall not be sold or pledged or hedged, except for the hedging of interest rate or currency risk, during the term of the securitization.

(b) The provisions of this paragraph shall apply from and after the Section 941 Effective Date. TRS, Centurion and FSB shall at all times comply with the Section 941 Rules.

(c) As used herein, Section 941 Effective Date” means the effective date of the Section 941 Rules; and “Section 941 Rules” means the regulations required under Section 15G of the Securities Exchange Act, added by Section 941(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2. The transfer of the Receivables (which are financial assets under the FDIC Rule) by any Account Owner pursuant to the applicable Receivables Purchase Agreement and the duties of any Account Owner as seller shall be evidenced in a separate agreement from the duties of any Account Owner, if any, as servicer, custodian, paying agent, credit support provider or in any capacity other than the seller of the Receivables.

3. Each Account Owner shall separately identify in its financial asset data bases the Receivables transferred by it pursuant to the applicable Receivables Purchase Agreement. Each Account Owner shall maintain an electronic or paper copy of the closing documents for each securitization involving the Trust in a readily accessible form, a current list of all of its outstanding securitizations and issuing entities, and the most recent Form 10–K, if applicable, or other periodic financial report for each securitization and issuing entity. Each Account Owner shall make these records readily available for review by the FDIC promptly upon written request.

4. On or prior to the issuance of each series of Notes, the Account Owners shall cause to be disclosed information about such series of Notes and the Receivables at the financial asset or pool level, as appropriate for the financial assets, and security-level to enable evaluation and analysis of the credit risk and performance of the Notes and the Receivables. Such information and its disclosure, at a minimum, shall comply with the requirements of Securities and Exchange Commission Regulation AB, 17 CFR 229.1100 through 1123 (to the extent then in effect) or any successor disclosure requirements for public issuances, even if the obligations are issued in a private placement or are not otherwise required to be registered. Information that is unknown or not available to the Account Owners after reasonable investigation may be omitted if there is included in the offering document a statement disclosing that the specific information is otherwise unavailable.

5. On or prior to issuance of each series of Notes, the Account Owners shall cause to be disclosed the structure of the securitization and the credit and payment performance of the Notes, including the capital or tranche structure, the priority of payments and specific subordination features; representations and warranties made with respect to the Receivables, the remedies for and the time permitted for cure of any breach of representations and warranties, including the repurchase of financial assets, if applicable; liquidity facilities and any credit enhancements permitted by the FDIC Rule, any waterfall triggers or priority of payment reversal features; and policies governing delinquencies, servicer advances, loss mitigation, and write-offs of Receivables.

6. On or prior to the issuance of each series of Notes, the Account Owners shall cause to be disclosed the nature and amount of compensation paid to the originator, sponsor, rating agency or third-party advisor, any mortgage or other broker, and the servicer(s), and the extent to which any risk of loss on the underlying assets is retained by any of them for such securitization.

7. Each Account Owner represents, warrants, and covenants to RFC VIII that this Agreement has been approved by the board of directors of such Account Owner or its loan committee, such approval is reflected in the minutes of a meeting of the board of directors or committee, and this Agreement has been and will be, continuously, from the time of execution in the official record of such Account Owner.

8. This Agreement may not be changed orally, but only in accordance with and subject to the amendment provisions set forth in Section 9.01 of each Receivables Purchase Agreement. A copy of any amendment to this Agreement shall be sent to the Owner Trustee, the Indenture Trustee, and each Note Rating Agency.

9. (a) If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement and shall in no way affect the validity or enforceability of such remaining covenants, agreements, provisions and terms of this Agreement.

(b) This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

(c) This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Trust, the Owner Trustee and the Indenture Trustee are express third-party beneficiaries of this Agreement.

(d) This Agreement will be construed in accordance with and governed by the laws of the State of New York, including Section 5-1401 of the General Obligations Law, without reference to its conflict of law provisions and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws.

Centurion, FSB, TRS and RFC VIII have caused this Agreement to be duly executed by their respective officers as of the date first above written.

AMERICAN EXPRESS CENTURION BANK

By:	/s/ Kevin L. Thompson
	Name:	Kevin L. Thompson
	Title:	Chief Financial Officer and Treasurer

AMERICAN EXPRESS BANK, FSB

By:	/s/ Denise D. Roberts
	Name:	Denise D. Roberts
	Title:	Chief Financial Officer and Treasurer

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ David L. Yowan
	Name:	David L. Yowan
	Title:	Treasurer

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION VIII LLC

By:	/s/ Anderson Y. Lee
	Name:	Anderson Y. Lee
	Title:	Vice President and Treasurer

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